Exhibit 99.1

Lumber Liquidators Announces Fourth Quarter And Full Year 2014 Financial Results And Provides Full Year 2015 Outlook

~ Fourth Quarter Net Sales Increased 5.2% to $272.0 Million

~~ Fourth Quarter Net Income of $17.3 Million, or $0.64 per Diluted Share

~~ Full Year 2015 Net Sales Expected to be $1.14 billion to $1.21 billion

~~ Full Year 2015 EPS Expected to be $2.50 to $3.00

TOANO, Va., Feb. 25, 2015 /PRNewswire/ -- Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the fourth quarter and full year ended December 31, 2014, as well as its outlook for 2015.

Fourth Quarter Results

Net sales increased $13.6 million, or 5.2%, to $272.0 million in the fourth quarter of 2014 from $258.4 million in the fourth quarter of 2013. Comparable store net sales decreased 4.2% for the quarter, driven by a 5.3% decrease in the average sale partially offset by a 1.1% increase in the number of customers invoiced. Non-comparable store net sales increased $24.5 million and included net sales from three new stores opened during the fourth quarter of 2014.

Gross margin was 39.2% in the fourth quarter of 2014 compared to 40.8% in the fourth quarter of 2013 primarily due to adverse net shifts in sales mix, marketing changes and greater costs of inventory shrink and obsolescence. These costs were partially offset by lower net transportation costs.

Selling, general and administrative ("SG&A") expenses in the fourth quarter of 2014 increased $6.5 million, or 9.2%, over the fourth quarter of 2013, to $77.8 million primarily due to higher advertising, depreciation, occupancy and payroll expenses. SG&A expenses were 28.6% of net sales in the fourth quarter of 2014, compared to 27.6% of net sales in the fourth quarter of 2013.

Net income was $17.3 million, or $0.64 per diluted share, in the fourth quarter of 2014 and $20.8 million, or $0.74 per diluted share, in the fourth quarter of the prior year.

Robert M. Lynch, President and Chief Executive Officer, commented, "The availability of our assortment was materially restored in the fourth quarter, and though our results were short of our expectations, we implemented changes to the marketing of our value proposition during the quarter which were the primary drivers of significant customer traffic late in the quarter and into 2015. In December, the number of customers invoiced increased 8% and we ended the year with a 69% increase in open orders. The marketing changes implemented during the quarter featured modifications to our promotional focus, advertising cadence and outstanding advertised retail price points with limited point of sale discounting, which pressured gross margin late in the quarter. Fourth quarter gross margin was also adversely impacted by shifts within our sales mix, including the Bellawood transition, clearance markdowns and a successful next step in the multi-year rollout of our installation services. We also completed construction of our million square foot distribution center in Virginia, and began the transition and consolidation of the four existing facilities. Though we experienced a number of challenges in 2014 as well as significant infrastructure investments, I believe we are well positioned for a stronger 2015."

Full Year Results

Net sales increased 4.7% to $1.05 billion in 2014 from $1.00 billion in 2013. Comparable store net sales decreased 4.3% for the year, and non-comparable store net sales increased $90.1 million over the prior year. The Company opened 34 new stores in 2014, and as of December 31, 2014, operated 352 stores in 46 states and Canada. The Company also remodeled 17 existing stores during the year.

Gross margin decreased to 39.9% in 2014 compared to 41.1% in the prior year. SG&A expenses increased as a percentage of net sales to 30.0% in 2014, compared to 28.5% in 2013.

Net income decreased 18.1% to $63.4 million, or $2.31 per diluted share, in 2014 compared to $77.4 million, or $2.77 per diluted share, in the prior year.

Company Outlook

Strong customer demand seen in December 2014 has continued in 2015, with total net sales through February 23, 2015 increasing 21.4%, including a 12.1% increase in net sales at comparable stores, driven by a 16.8% increase in the number of customers invoiced, partially offset by a 4.7% decrease in the average sale. In addition, open orders increased 24.5% over the same day in the prior year. Though results for the same period in the prior year had been adversely impacted by the severe winter weather, the current year increase in total net sales represents a three-year compound annual growth rate of 16.8%. The Company expects percentage increases over 2014 to moderate over the remainder of the first quarter, a period that includes the beginning of the spring flooring season and historically represents approximately half of the first quarter's total net sales. As a result, in the first quarter of 2015, the Company currently expects comparable store net sales to increase in the mid to high single digits, driven by an increase in the number of customers invoiced and partially offset by a lower average sale. Further, with the new distribution center becoming fully operational in the first quarter of 2015, the Company expects to incur approximately $2.7 million of incremental costs to transition and consolidate existing operations, including $1.5 million of transportation costs and $1.2 million of SG&A expenses.

Considering these strong early indications and expectation of continued positive trends in the core business, the Company expects to achieve the following for the full year 2015:

  Net sales in the range of $1.14 billion to $1.21 billion.
  Comparable store net sales increasing in the single digits.
  The opening of a total of 30 to 35 new store locations and remodeling of a total of 15 to 20 existing stores, all in the expanded showroom format.
  Gross margin in the range of 39.0% to 40.0% with the second half of the year generally stronger than the first half, pressured in comparison to 2014 by a range of factors, including shifts in sales mix, net changes in retail pricing, modifications in promotional plans and higher net transportation costs.
  Capital expenditures between $20 million and $30 million.
  Earnings per diluted share in the range of approximately $2.50 to $3.00 based on a diluted share count of approximately 27.2 million shares, which is exclusive of any future impact of the stock repurchase program or resolution of any legal or regulatory matters not accrued at December 31, 2014.

Mr. Lynch concluded, "Year to date, we have maintained our momentum from December, as we have prioritized and refined our emphasis on value to our customers and the marketing of that message. We expect to win market share in 2015 with a value proposition that offers a widening customer base the largest assortment of high-quality, readily available flooring, that is offered at truly outstanding values and recommended by our flooring experts. We made significant investment in the infrastructure supporting our long-term growth and we intend to begin levering those investments in 2015 to once again expand operating margin."

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, February 25, 2015, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through March 4, 2015 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13600138. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company's website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 350 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and vinyl plank. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "thinks," "estimates," "seeks," "predicts," "could," "projects," "potential" and other similar terms and phrases, are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, comparable store net sales, number of stores providing installation services, impact of cannibalization, price changes, inventory availability and inventory per store, impact of constrained inventory, earnings performance, stock-based compensation expense, margins, return on invested capital, advertising costs, strategic direction, supply chain, clearance events, the demand for the Company's products, benefits from an improving housing market, the completion of the Company's second finishing line, construction of engineered hardwood as to not be subject to anti-dumping and countervailing duties, and store openings and remodels. The Company's actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rate; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company's suppliers; the availability of sufficient suitable hardwood; the Company's suppliers' ability to meet its quality assurance requirements; disruption in the Company's suppliers' abilities to supply needed inventory; disruptions or delays in the production, shipment, delivery or processing through ports of entry, including, without limitation, those resulting from strikes, lockouts, work-stoppages or slowdowns, or other forms of labor unrest; the strength of the Company's competitors and their ability to increase their market share; slower growth in personal income; changes in business and consumer spending; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the impact weather may have on customer traffic and sales; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company's products; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2014.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc. Consolidated Balance Sheets (in thousands, except share data)

	December 31,
	2014	2013
Assets
Current Assets:
Cash and Cash Equivalents	$ 20,287	$ 80,634
Merchandise Inventories	314,371	252,428
Prepaid Expenses	5,575	6,229
Other Current Assets	17,044	12,916

Total Current Assets	357,277	352,207
Property and Equipment, net	124,867	65,947
Goodwill	9,693	9,693
Other Assets	1,625	1,712

Total Assets	$ 493,462	$ 429,559

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable	$ 80,303	$ 56,327
Customer Deposits and Store Credits	34,943	22,377
Accrued Compensation	3,693	11,709
Sales and Income Tax Liabilities	7,472	4,878
Other Current Liabilities	17,836	11,709

Total Current Liabilities	144,247	107,000

Deferred Rent	6,603	4,169
Deferred Tax Liability	10,558	9,061

Stockholders' Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,069,307 and 27,557,570 outstanding, respectively)	30	30
Treasury Stock, at cost (2,816,780 and 2,133,307 shares, respectively)	(138,692)	(85,382)
Additional Capital	177,479	164,581
Retained Earnings	294,033	230,662
Accumulated Other Comprehensive Loss	(796)	(562)

Total Stockholders' Equity	332,054	309,329

Total Liabilities and Stockholders' Equity	$ 493,462	$ 429,559

Lumber Liquidators Holdings, Inc. Consolidated Statements of Income (in thousands, except share data and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Net Sales	$ 271,976	$ 258,433	$ 1,047,419	$ 1,000,240
Cost of Sales	165,492	152,902	629,252	589,257

Gross Profit	106,484	105,531	418,167	410,983

Selling, General and Administrative Expenses	77,805	71,270	314,094	284,960

Operating Income	28,679	34,261	104,073	126,023

Other (Income) Expense	224	(18)	490	(442)

Income Before Income Taxes	28,455	34,279	103,583	126,465

Provision for Income Taxes	11,110	13,484	40,212	49,070

Net Income	$ 17,345	$ 20,795	$ 63,371	$ 77,395

Net Income per Common Share—Basic	$ 0.64	$ 0.75	$ 2.32	$ 2.82

Net Income per Common Share—Diluted	$ 0.64	$ 0.74	$ 2.31	$ 2.77

Weighted Average Common Shares Outstanding:
Basic	27,064,475	27,592,651	27,264,882	27,484,790
Diluted	27,236,206	27,940,706	27,485,852	27,914,322

Lumber Liquidators Holdings, Inc. Consolidated Statements of Cash Flows (in thousands)

	Year Ended December 31,
	2014	2013
Cash Flows from Operating Activities:
Net Income	$ 63,371	$ 77,395
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	14,714	11,666
Deferred Income Taxes	(152)	(846)
Stock-Based Compensation Expense	5,593	5,974
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(62,140)	(45,834)
Accounts Payable	21,478	(15)
Customer Deposits and Store Credits	12,623	(3,354)
Prepaid Expenses and Other Current Assets	(1,836)	(257)
Other Assets and Liabilities	3,436	8,271

Net Cash Provided by Operating Activities	57,087	53,000

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(71,138)	(28,585)

Net Cash Used in Investing Activities	(71,138)	(28,585)

Cash Flows from Financing Activities:
Payments for Stock Repurchases	(53,310)	(34,830)
Proceeds from the Exercise of Stock Options	3,150	10,255
Excess Tax Benefit from Stock-Based Compensation	4,004	17,132
Borrowings on Revolving Credit Facility	53,000	—
Payments on Revolving Credit Facility	(53,000)	—

Net Cash Used in Financing Activities	(46,156)	(7,443)

Effect of Exchange Rates on Cash and Cash Equivalents	(140)	(505)
Net (Decrease) Increase in Cash and Cash Equivalents	(60,347)	16,467
Cash and Cash Equivalents, Beginning of Year	80,634	64,167

Cash and Cash Equivalents, End of Year	$ 20,287	$ 80,634

Lumber Liquidators Holdings, Inc. Other Supporting Schedules (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(dollars in thousands)
Net sales	$ 271,976	$ 258,433	$ 1,047,419	$ 1,000,240
Percentage increase	5.2%	22.7%	4.7%	23.0%

Number of stores open at end of period	352	318	352	318
Number of stores opened in period	3	11	34	30
	percentage increase (decrease)

Average sale[1]	(5.3)%	7.0%	(1.8)%	6.6%
Average retail price per unit sold[2]	(4.9)%	3.2%	(1.9)%	5.7%

Comparable stores[3]:
Net sales	(4.2)%	15.6%	(4.3)%	15.8%
Customers invoiced[4]	1.1%	8.6%	(2.5)%	9.2%
Net sales of stores operating for 13 to 36 months	3.3%	19.2%	4.2%	21.8%
Net sales of stores operating for more than 36 months	(5.2)%	14.9%	(5.1)%	14.9%

Net sales in markets with all stores comparable (no cannibalization)	(0.3)%	18.9%	(0.3)%	18.2%
Net sales in cannibalized markets[5]	18.2%	42.7%	17.2%	45.2%

___________________

[1] Average sale, calculated on a total company basis, is defined as the average invoiced sale per customer, measured on a monthly basis and excluding transactions of less than $250 (which are generally sample orders, or add-ons or fill-ins to previous orders) and of more than $30,000 (which are usually contractor orders).

[2] Average retail price per unit sold is calculated on a total company basis and excludes certain non-merchandise revenue.

3 A store is generally considered comparable on the first day of the thirteenth full calendar month after opening.

[4] Change in number of customers invoiced which is calculated by applying average sale to total net sales at comparable stores.

5 A cannibalized market has at least one comparable store and one non-comparable store.

The significant drivers within gross margin and their estimated impact compared to the prior year are as follows:

		Three Months Ended December 31,		Year Ended December 31,
Driver	Description	2014	2013	2014	2013
		expansion (contraction) in basis points

Product....	Cost of acquiring the Company's products from suppliers, including the impact of sourcing initiatives; Customs and duty charges; Changes in the mix of products sold; Changes in the average retail price per unit sold; Changes in the average retail price and related cost of services, including installation and delivery; Changes in finishing costs to produce a unit of the Company's proprietary brands	(160)	210	(130)	300

Transportation....	International and domestic transportation costs, including the impact of international container rates; Fuel and fuel surcharges; Impact of vendor shipments received directly by the stores; Transportation charges from distribution centers to the stores and between stores	10	(10)	10	20

All Other....	Investments in quality control procedures; Warranty and customer satisfaction costs; Inventory shrink; Net costs of producing samples	(10)	(30)	—	(10)

Total Change in Gross Margin from the prior year		(160)	170	(120)	310

The following table sets forth components of SG&A expenses for the periods indicated, as a percentage of net sales.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Total SG&A expenses	28.6%	27.6%	30.0%	28.5%
Salaries, Commissions and Benefits	11.8%	11.9%	11.8%	12.1%
Advertising	6.4%	6.3%	7.9%	7.6%
Occupancy	4.2%	3.6%	4.2%	3.5%
Depreciation and Amortization	1.4%	1.2%	1.4%	1.1%
Stock-based Compensation	0.6%	0.7%	0.5%	0.6%
Other SG&A Expenses	4.2%	3.9%	4.2%	3.6%

Logo - http://photos.prnewswire.com/prnh/20130529/NY21644LOGO